      As filed with the Securities and Exchange Commission on July 12, 2000
                                                            FileNo.333-
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                               ------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------

                     WORLDWIDE ENTERTAINMENT & SPORTS CORP.
             (Exact name of registrant as specified in its charter)

Delaware                                                              22-3393152
(State or other jurisdiction of                                 (I.R.S. Employer
incorporation or organization)                            Identification Number)

                          276 Fifth Avenue, Suite 1105
                            New York, New York 10001
                                 (212) 689-7447
               (Address, including zip code, and telephone number,
       Including area code, of registrant's principal executive offices)

                  Robert M. Gutkowski, Chief Executive Officer
                     Worldwide Entertainment & Sports Corp.
                          276 Fifth Avenue, Suite 1105
                            New York, New York 10001
                                 (212) 689-7447
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                               ------------------

                                   Copies to:

                             Herbert F. Kozlov, Esq.
                           Parker Duryee Rosoff & Haft
                                529 Fifth Avenue
                            New York, New York 10017
                                 (212) 599-0500

     Approximate date of proposed sale to the public: From time to time after the effective date of this registration statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE


====================================================================================================================
                                                      PROPOSED               PROPOSED
TITLE OF EACH CLASS OF                                 MAXIMUM                MAXIMUM
SECURITIES TO BE             AMOUNT TO BE          OFFERING PRICE            AGGREGATE             AMOUNT OF
REGISTERED                    REGISTERED            PER SHARE(1)         OFFERING PRICE(1)      REGISTRATION FEE
====================================================================================================================
Common Stock, par              3,940,000               $1.0312              $4,062,928              $1,072.61
value $0.01 per share
====================================================================================================================

----------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based upon the average of the high and low sales prices of the common stock on The Nasdaq SmallCap Market on June 28, 2000.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                   SUBJECT TO COMPLETION, DATED JULY 12, 2000

                     WORLDWIDE ENTERTAINMENT & SPORTS CORP.
                        3,940,000 Shares of Common Stock

     The 3,940,000 of common stock, par value $.01 per share, to which this prospectus relates are being offered, from time to time, on behalf of and for the account of stockholders of Worldwide Entertainment & Sports Corp. as identified below in the section entitled "Selling Stockholders." The shares are comprised of:

         o 2,101,500 shares of common stock which were issued in June, 1999, March, 2000 and April, 2000 to selling stockholders for services rendered to us and as incentive compensation ,
         o 1,713,500 shares underlying options to purchase common stock granted by us to selling stockholders as consideration for services rendered to us and as incentive compensation,
         o 125,000 shares underlying a warrant to purchase common stock granted by us to selling stockholders as consideration for services rendered to us and as incentive compensation

     The distribution of the shares by the selling stockholders, or by pledgees, donees, distributees, transferees or other successors in interest, may be effected from time to time by underwriters who may be selected by the selling stockholders and/or broker-dealers, in one or more transactions on The Nasdaq SmallCap Market or other over-the-counter markets or, in special offerings, or secondary distributions under the rules of the over-the-counter markets. Some of these transactions may involve crosses and block transactions. Sales may be made in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. In connection with the distributions of the shares or otherwise, the selling stockholders may enter into hedging or option transactions with broker-dealers and may sell shares short and deliver the shares to close out those short positions. We have agreed to indemnify the selling stockholders, underwriters who may be selected by the selling stockholders and some other persons against some liabilities, including liabilities under the Securities Act of 1933, as amended. See "Selling Stockholders" and "Plan of Distribution.

     These securities involve a high degree of risk. See page 4 for "Risk Factors."

                              -------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     We have agreed to pay all expenses of registration in connection with this offering but will not receive any of the proceeds from the sale of the shares being offered. The selling stockholders will bear all brokerage commissions and other similar expenses. The aggregate proceeds to the selling stockholders from the sale of the shares will be the purchase price of the shares sold, less the aggregate brokerage commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by us.

     The common stock being offered by means of this prospectus by the selling stockholders has not been registered for sale under the securities laws of any state or jurisdiction as of the date of this prospectus. Brokers or dealers effecting transactions in the common stock should confirm the registration of the common stock under the securities law of the state in which the transactions occur, or the existence of any exemption from registration.

     The common stock is listed for trading on The Nasdaq SmallCap Market. On June 28, 2000, the closing bid price of the common stock as reported by The Nasdaq SmallCap Market was $0.9688 per share.

                  The date of this prospectus is July __, 2000

     [The following language is located on the left margin of the first page of the preliminary prospectus]

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                TABLE OF CONTENTS

RISK FACTORS................................................................4
Risks Relating to the Offering Generally....................................4
Risks Relating to the Worldwide Generally...................................6
Risks of Worldwide Sports Agency Business ..................................7
Risks Relating to Sportcut.com and Houseofboxing.com Generally..............8

THIS PROSPECTUS CONTAINS FORWARD LOOKING STATEMENTS.........................9

OTHER CONSIDERATIONS........................................................9

RECENT DEVELOPMENTS.........................................................9

USE OF PROCEEDS............................................................10

SELLING STOCKHOLDERS.......................................................10

PLAN OF DISTRIBUTION.......................................................11

LEGAL MATTERS..............................................................12

EXPERTS....................................................................12

WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION ABOUT WORLDWIDE................12


                                  RISK FACTORS

     Before you invest in the common stock, you should be aware that there are various risks, including those described below. You should carefully consider these risks as well as the more detailed information contained in this prospectus and in the documents incorporated in this prospectus by reference, before making a decision to invest in the common stock offered by means of this prospectus.

                    RISKS RELATING TO THE OFFERING GENERALLY

YOU COULD RISK LOSING YOUR ENTIRE INVESTMENT.

     The shares of Worldwide stock are speculative in nature and involve a high degree of risk. We cannot provide you with any assurance that Worldwide's Internet business can be developed in the manner planned, and, if not, investors may lose all or a substantial part of their investment. We cannot provide you with any assurance that Worldwide will become profitable or remain a going concern. Worldwide's financial condition, including its lack of extensive financial and other resources and its anticipated losses in the near term, could result in you losing your entire investment.

FUTURE ISSUANCES OF AUTHORIZED PREFERRED STOCK MAY ADVERSELY AFFECT THE VALUE OF WORLDWIDE'S COMMON STOCK.

     Worldwide's certificate of incorporation authorizes the issuance of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by Worldwide's board of directors. Accordingly, the board is empowered, without stockholder approval, to issue preferred stock with whatever rates of dividends, redemption provisions, liquidation preferences, voting rights, conversion privileges and other characteristics as it may deem necessary. If any preferred stock is issued, it could adversely affect the holders of the common stock. In addition, the preferred stock could discourage, delay or prevent a takeover of Worldwide. Worldwide has no present intention to issue any shares of preferred stock, we cannot assure you that we will not do so in the future

THE PRICE OF OUR COMMON STOCK IS LIKELY TO BE HIGHLY VOLATILE.

     The average daily trading volume of the common stock has generally been low. As a result, the market price has been highly volatile and may not be indicative of the market price in a more liquid market. Worldwide believes this has had a significant effect on the historical market price of the common stock. The price has fluctuated between $4.44 and $0.81 per share since January 1, 1999. The market price of the common stock could be subject to significant fluctuations in response to a number of factors that may not relate to Worldwide's performance. These factorsincluding the depth and liquidity of the market for the common stock, investor perception of Worldwide and general economic and other conditions.

OUR COMMON STOCK MAY BE DE-LISTED FROM NASDAQ.

     The Board of Governors of the National Association of Securities Dealers, Inc. has established standards for the initial quotation and continued quotation of a security on NASDAQ. The maintenance requirements for continued quotation require, among other things, a company to have a minimum bid price of $1.00 and either $2,000,000 of net tangible assets or market capitalization of $35,000,000 or $500,000 net revenue in its latest fiscal year or in two of its last three fiscal years. In addition, a company must have two market makers for its securities and have a public float of at least 500,000 shares. There can be no assurance that Worldwide will continue to satisfy the requirements for maintaining a NASDAQ quotation. Our stock has recently traded below $1.00 per share for several days. In addition, recent proposals that would impose more strict compliance standards if enacted would make it more difficult to maintain NASDAQ quotation for Worldwide's common stock. If Worldwide's common stock were to be excluded from NASDAQ, it would adversely affect the prices of our securities and the ability of holders to sell them, and Worldwide would be required to comply with the initial listing requirements to be re-listed on NASDAQ.

IF WE LOSE OUR NASDAQ LISTING, OUR COMMON STOCK WILL BE CONSIDERED A PENNY
STOCK.

     If our common stock were to become delisted from trading on the Nasdaq SmallCap Market and our common stock trading price were below $5.00 per share, trading in the common stock would be subject to the requirements of rules under the Securities Exchange Act of 1934, which require additional disclosure by broker-dealers or any trades involving a penny stock. A penny stock is generally defined as any non-Nasdaq equity security that has a market price of less than $5.00 per share. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its sales person in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require in general that, prior to a transaction in a penny stock, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Therefore, the additional burdens imposed upon broker-dealers by these requirements could, in the event the common stock were deemed to be a penny stock, discourage broker-dealers from effecting transactions in the common stock which could severely limit the market liquidity of the common stock.

                      RISKS RELATING TO WORLDWIDE GENERALLY

WE HAVE ALWAYS HAD OPERATING LOSSES.

     We have never been profitable. We incurred operating losses of approximately $10.6 million, $4.1 million and $3.2 million for the years ended December 31, 1999, 1998 and 1997, respectively. As of December 31, 1999, we had an accumulated deficit of approximately $20.9 million. Our accountants included a "going concern" opinion in their report on our December 31, 1999 financial statements. As of March 31, 2000, we had an accumulated deficit of approximately $24.2 million. For the three months ended March 31, 2000, Worldwide incurred an operating loss of $3.3 million. We will continue to incur losses until one or more of our boxers receives bout purses large enough at least to offset our operating costs or until we generate significantly increased revenues from our Internet, agency, marketing or memorabilia businesses. We have taken steps to reduce operating expenses, including reducing the number of employees at Sportcut.com. Our future operations may or may not be profitable. Our success must be considered in light of the difficulties and risks inherent in the creation and development of businesses which are dependent upon the athletic and artistic performance of individuals and upon the level of popularity attained by such individuals with the general public. We cannot guarantee that our boxers' earnings will increase significantly, that we will attract a sufficient number of additional professional athletes, or that we will be able to commercially exploit those currently under contract, such that we will ever achieve profitable operations.

WE WILL NEED ADDITIONAL CAPITAL IN OUR TO DEVELOP OUR BUSINESS.

     Worldwide's capital requirements have been and will continue to be significant. Worldwide has been dependent primarily on sales of equity securities to supplement revenues from operations in order to fund its capital requirements to date. Although we have recently raised approximately $5.5 million in a private placement, we may be required to seek additional equity or debt financing to fund the costs of our operations. If Worldwide is unable to obtain additional financing when needed, it will likely be necessary to curtail Worldwide, Sportcut.com and Houseofboxing.com's planned operations. Any additional equity financing may involve substantial dilution to Worldwide's then-existing stockholders

WORLDWIDE IS HIGHLY DEPENDENT UPON ITS CHIEF EXECUTIVE OFFICER AND OTHER MANAGEMENT.

     Worldwide is highly dependent on Robert M. Gutkowski, Worldwide's president, Charles Koppelman, chairman of the board of directors, Jordan Schlachter, chief executive officer of Sportcut.com and Gary Randall, president of Houseofboxing.com. Although Worldwide has entered into a three-year employment agreement with Mr. Gutkowski expiring in June, 2003, the loss of the services of Mr. Gutkowski would likely have a material adverse effect on Worldwide's business. Mr. Koppelman has agreed to be chairman of the board for a three-year term commencing in June 2000. Mr. Koppelman's experience and contacts in the entertainment business are very valuable to the growth of Worldwide. In addition, Jordan Schlachter, the chief executive officer of Sportcut.com is instrumental in the day-to-day operations of Sportcut.com and in the execution of its business plan. Both Mr. Koppelman and Mr. Schlachter are essential to the continued development of Sportcut.com's business and to assure continuity in such business that are essential to the ability of Sportcut.com to attract funding for its operations. In addition, Mr. Gary Randall, the founder of Houseofboxing.com, is critical in the continued operations and growth of Houseofboxing.com. Mr. Randall recently signed a five-year employment agreement with Houseofboxing.com.

     Furthermore, a corporation cannot be a signatory as a player's representative in either NFL or NBA player representation agreements. Therefore, Worldwide depends upon retaining its relationships with the registered agent it employs to sustain our relationships with the team-sports athletes. The employment agreements Worldwide has with each of its current and former registered player agents provide for a sharing of agency fees in the event of a termination of the agent's employment. The loss of the services of any of these registered player agents may hamper our business efforts in a given sport. For example, our effectiveness in professional basketball was reduced when our NBA player's agent's employment ended.

STOCK OWNERSHIP BY OUR EXECUTIVE OFFICERS AND DIRECTORS MAY AFFECT THE OUTCOME OF SHAREHOLDER VOTES.

     Worldwide's executive officers and directors beneficially own approximately 24.2% of Worldwide's common stock. Consequently, Worldwide's executive officers and directors have substantial influence on the outcome of any matters submitted to Worldwide's stockholders for approval, including the election of directors.

OUR DIRECTORS ENJOY LIMITED LIABILITY

     Worldwide's certificate of incorporation provides that a director of Worldwide will not be personally liable to Worldwide or its stockholders for monetary damages for breach of the fiduciary duty of care as a director, including breaches that constitute gross negligence, subject to certain limitations imposed by the Delaware General Corporation Law. Thus, under certain circumstances, neither Worldwide nor the stockholders will be able to recover damages even if directors take actions that harm Worldwide.

                  RISKS OF WORLDWIDE'S SPORTS AGENCY BUSINESSES

WE NEED ADDITIONAL AGENTS, CLIENTS AND MORE-EXPERIENCED PERSONNEL

     Our success will be affected by our ability to attract and develop promising new boxing talent and to expand our sports agency operations so as to represent both a substantially greater number of athletes and a larger percentage of athletes and companies with significantly greater earning and marketing potential. Each of Worldwide's businesses are in their development stages and will require additional capital to reach profitable levels. Worldwide's boxing business relies on the revenue it derives from Worldwide's exclusive management agreements with three professional fighters and from joint venture agreements Worldwide has entered into with third parties. Through these joint ventures, Worldwide has financial interests in ten additional heavyweight boxers. The athletic careers of professional fighters tend to be short and Worldwide must look to augment its stable of fighters in the near future to increase revenues from boxing. Our management, on the whole, has less experience in operating a sports marketing company than many of our competitors, and the success of the business will depend in large part on its ability to establish Worldwide as an effective sports marketing company. If this development fails to materialize or to generate sufficient revenue, we may have to seek additional employees with more substantial experience. Likewise, Worldwide anticipates that in order to attract an adequate number and caliber of professional athletes, and to augment the agents currently working for Worldwide, Worldwide will need to enter into employment or consulting agreements with additional registered agents who have existing representation agreements with professional athletes and who have experience negotiating these types of agreements. In August 1998, Worldwide and its only registered NBA agent at the time severed their relationship and Worldwide has been inactive in the basketball agency business since then. There can be no assurance that Worldwide will be able to attract the quantity or caliber of agents and/or professional athletes necessary to achieve and sustain profitable operations. In addition, there can be no assurance that professional athletes who are currently, or who may in the future be, under management or representation contracts with Worldwide, will continue to engage in professional sports through the term of their contracts or will renew their contracts upon their expiration. Worldwide will need to incur significant promotional, marketing, travel and entertainment expenses in the recruitment of professional team sports athletes without any guarantee that the targeted athletes will enter into representation agreements with Worldwide.

WORLDWIDE DEPENDS UPON ITS ATHLETES.

     Because Worldwide's revenues are derived in part from a specified percentage of the income generated by Worldwide's clients and events, both the amount of Worldwide's revenues and the likelihood that Worldwide will continue to receive revenues is dependent upon the professional success of its athletes, and the continued popularity of professional sports. The income levels of Worldwide's potential clients, both boxers and team sports athletes, and therefore the revenues of Worldwide, can be subject to wide fluctuations, in most cases due to circumstances beyond the control of Worldwide.

WE FACE SIGNIFICANT COMPETITION.

     Worldwide's various sports agency businesses each face significant competition in obtaining and maintaining management relationships with athletes. While the sports agency market is comprised of numerous registered agents and business managers, the industry is dominated by a small number of agencies which manage the more successful and marketable athletes. A great many of these agencies have significantly greater financial and personnel resources and recognition in the industry than Worldwide. There can be no assurance that Worldwide will be able to compete effectively in these markets. Since Worldwide's October 1996 initial public offering, additional companies such as SFX Entertainment, Inc. have become public companies and have contributed to a consolidation of sports management and marketing agencies. In addition, Worldwide's clients face intense competition in achieving success and recognition in their respective sports. There can be no assurance that any of Worldwide's clients will achieve or sustain success or realize the financial rewards thereof

         RISKS RELATING TO SPORTCUT.COM AND HOUSEOFBOXING.COM GENERALLY

OUR SUBSIDIARIES, SPORTCUT.COM AND HOUSEOFBOXING.COM, HAVE NO OPERATING HISTORY AND THEIR BUSINESS PLANS ARE LARGELY UNPROVEN.

     Worldwide incorporated Sportcut.com in April 1999, and as such, it is still in the initial development stage and has a minimal operating history since its launch at the end of November 1999. It is anticipated that Sportcut.com will not achieve any meaningful operating revenues until after it has developed its business and established relationships with customers or others who will purchase the products and services it intends to provide. Worldwide expects that Sportcut.com will incur substantial net losses for the foreseeable future. This is the first attempt by Worldwide to create and manage an interactive Internet e-commerce business. There can be no assurance that Worldwide will be able to successfully effectuate its business plan, that revenue growth will occur once the plan is enacted, that Sportcut.com will be profitable at any time in the future or that, once it has achieved profitability, it will be able to sustain it. Sportcut.com's future performance and prospects must be evaluated and considered in light of the numerous risks, expenses, problems and difficulties typically encountered in establishing a new business and launching and expanding an Internet web environment. Houseofboxing.com was purchased by Worldwide in February 2000. Houseofboxing.com faces the same risks as described above for Sportcut.com. Houseofboxing.com has minimal revenues to date and has been operational since 1997.

OUR BUSINESS PROSPECTS ARE UNCERTAIN.

     Sportcut.com's business and Houseofboxing.com's business may fluctuate significantly as a result of a variety of factors, some of which are outside of Worldwide's control. These factors include:,

         o     general economic conditions
         o     level of general usage of the Internet
         o acceptance and use of Sportcut.com and Houseofboxing.com's products and services
         o capital expenditures and other costs relating to the expansion of operations
         o     the timing and costs of any acquisitions
         o     government regulation
         o changes in the mix of products and services provided by Sportcut.com and Houseofboxing.com
         o market availability and acceptance of new and enhanced versions of Sportcut.com or Houseofboxing.com or their competitors' services
         o     the introduction of competing products and services and
         o     the retention and integration of qualified personnel.

     Any of these factors could have a material and adverse effect on Sportcut.com or Houseofboxing.com's business, financial condition or results of operations.

WE MAY BE ADVERSELY AFFECTED BY GOVERNMENT REGULATION.

     Laws and regulations directly applicable to Internet communications, commerce and advertising are becoming prevalent. The United States Congress has enacted Internet laws regarding children's privacy, copyright and taxation. Such legislation could dampen the growth in use of the Internet generally and decrease the acceptance of the Internet as a communications, commercial and advertising medium. The laws governing the Internet, however, remain largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet and Internet advertising.

     The growth and development of the market for internet commerce may prompt calls for more stringent consumer protections laws, both in the United States and abroad, that may impose additional burdens on companies conducting business over the internet.

THE BUSINESS OF THE INTERNET IS VOLATILE AND FAST PACED.

     Some of Sportcut.com and Houseofboxing.com's competitors are or will be more highly financed and better placed to take advantage of such a climate. There can be no assurance of the commercial success of Worldwide's proposed Internet business or if successful, Worldwide's ability to maintain it or protect it from competition.

               THIS PROSPECTUS CONTAINS FORWARD LOOKING STATEMENTS

     Some of the statements in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry's results, levels of activity, performance or achievements to be significantly different from any future results, levels of activity, performance or achievements expressed or implied by the forward-looking statements. These factors include, among others, those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by the use of the words "may," "will," "should," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of those terms or other comparable terminology.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievements. We do not assume responsibility for the accuracy and completeness of the forward-looking statements. We do not intend to update any of the forward-looking statements after the date of this prospectus to conform them to actual results.

                              OTHER CONSIDERATIONS

DIVIDENDS.

     We have not paid dividends on the common stock since its inception. We intend to reinvest any earnings in its business to finance future growth. Accordingly, the board of directors does not anticipate declaring any cash dividends in the foreseeable future. In addition, under the terms of our financing facility, we are prohibited from paying cash dividends.

POSSIBLE FUTURE DILUTION.

     Holders of our outstanding options and warrants may be able to purchase shares of common stock at prices substantially below the then-current market price of our common stock with a resultant dilution in the interests of the existing stockholders. In addition, the exercise of outstanding derivative securities and the subsequent public sales of common stock by holders of these securities under this prospectus or another registration statement effected at their demand, under Rule 144 or otherwise, could hurt the market for and price of our securities.

                               RECENT DEVELOPMENTS

     In March 2000, the Board of Directors issued 100,000 shares of stock to John D'Angelo for his services as a director of Worldwide and as in-house counsel to Worldwide and its subsidiaries.

     In April 2000, the Board of Directors issued 1,000,000 shares of stock to Charles Koppelman for his services as a director of Worldwide and chairman of Sportcut.com.

     On April 4, 2000 the Board of Directors approved several option grants to directors and officers of Worldwide for services to Worldwide. The Board granted options to acquire 300,000 shares of the common stock of Worldwide to Marc Roberts and Harvey Silverman, and options to acquire 200,000 shares of Worldwide shares to Roy Roberts, Allan Cohen and Herbert Kozlov. The exercise price for these options is $1.666 and they expire on April 10, 2005. The Board also issued Keith Hutt an option to acquire 100,000 shares of Worldwide's common stock at an exercise price of $1.666, exercisable for a term of five years.

                                 USE OF PROCEEDS

     The shares of common stock being offered by means of this prospectus are for the account of the selling stockholders. Accordingly, Worldwide will not receive any of the proceeds from the sale of the shares by the selling stockholders. However, to the extent that the shares being offered by this prospectus consist of warrants or options, Worldwide will receive the exercise price of the warrants or options. Any proceeds received from the exercise of warrants or options will be used for general corporate purposes, including working capital.

                              SELLING STOCKHOLDERS

     The table below sets forth information as of the date of this prospectus, concerning the beneficial ownership of our common stock by each selling stockholder. The table assumes that all of the shares being offered will be sold. Because the selling security holders may sell all, some or none of the shares that he, she or it holds, the actual number of shares held by the selling security holder before or after this offering may vary. In addition, the number of shares of common stock that may actually be sold by the selling stockholders will be determined by the selling stockholders, and may depend upon a number of factors, including, among other things, the market price of our common stock. All information concerning beneficial ownership has been furnished by the selling stockholders or by American Stock Transfer & Trust Company, Worldwide's transfer agent.


                                SHARES OF COMMON           SHARES OF COMMON          SHARES OF COMMON
                                   STOCK OWNED               STOCK OFFERED              STOCK OWNED
                                 BEFORE OFFERING            IN THE OFFERING            AFTER OFFERING
                                 ---------------            ---------------            --------------
NAME OF STOCKHOLDERS                  NUMBER                     NUMBER                    NUMBER        PERCENT
--------------------                  ------                     ------                    ------        -------

Marc Roberts                          1,804,966                  475,000                  1,329,966        5.2%
Roy Roberts                             585,834                  312,500                    273,334        1.1%
Allan Cohen                             336,667                  200,000                    136,667         *
Herbert F. Kozlov                       739,000                  312,500                    426,500        1.7%
Harvey Silverman                        532,500                  412,500                    120,000         *
John D'Angelo                           353,125                  100,000                    253,125        1.0%
Charles Koppelman                     2,216,667                1,625,000                    591,667        2.4%
DHR International                        40,000                   40,000                          0         *
Bob Aylsworth                            45,000                   45,000                          0         *
David Hoffman                           182,500                  182,500                          0         *
Gary Hollander                          122,500                  122,500                          0         *
Robert Isacco                            10,000                   10,000                          0         *
Christopher Segerdahl                     1,000                    1,000                          0         *
John LaRocca                              1,500                    1,500                          0         *
Keith Hutt                              100,000                  100,000                          0         *

---------------------

* Less than 1%.

Marc Roberts is the former President, former Chairman, and former Chief Executive Officer of Worldwide. See our Current Report on Form 8-K, filed with the SEC on June 29, 2000.

Roy Roberts is the chief financial officer at Worldwide

Allan Cohen is a director of Worldwide.

Herbert Kozlov is a director and secretary of Worldwide and has also rendered legal services for us.

Harvey Silverman is a director of Worldwide.

John D'Angelo is a director and general counsel of Worldwide.

Charles A. Koppelman is the Chairman of the Board of Directors of Worldwide and the Chairman of the Board of Directors of Sportcut.com.

                              PLAN OF DISTRIBUTION

     The selling stockholders or their pledgees, donees, distributees, transferees or other successors in interest may sell their shares from time to time. Sales may be affected from time to time by underwriters who may be selected by the selling stockholders and/or broker-dealers, in one or more transactions on The Nasdaq SmallCap Market or other over-the-counter markets or, in special offerings, or secondary distributions under the rules of the over-the-counter markets. Some of these transactions may involve crosses and block transactions. Sales may be made in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. In addition, any shares covered by this prospectus that qualify for sale under Section 4(1) of the Securities Act of 1933 or SEC Rule 144 may be sold under those provisions rather than by means of this prospectus. Among other ways, the shares may be sold in one or more of the following types of transactions:

         o a block trade in which a broker-dealer attempts to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
         o     purchases by a broker or dealer as principal;
         o an exchange distribution in accordance with the rules of the specific exchange;
         o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and
         o face-to-face transactions between sellers and purchasers without a broker-dealer.

In effecting sales, brokers or dealers engaged by the selling stockholder may arrange for other brokers or dealers to participate in the resales.

     In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions. In connection with hedging transactions, participants may engage in short sales of the shares registered hereunder in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell shares short and deliver the shares to close out their short positions. The selling stockholders may also enter into option or other transactions. The selling stockholders may also pledge the shares registered in connection with this prospectus to a broker or dealer and upon a default, the pledgor may effect sales of the pledged shares by using this prospectus.

     Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling stockholder in amounts to be negotiated in connection with the sale. These brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with sales. Any commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act of 1933.

     Information as to whether underwriters who may be selected by the selling stockholders, or any other broker-dealer, is acting as principal or agent for the selling stockholder, the compensation to be received by underwriters who may be selected by the selling stockholders, or any broker-dealer, acting as principal or agent for the selling stockholders and the compensation to be received by other broker-dealers, in the event the compensation of other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including the prospectus supplement, if any, to any person who purchases any of the shares from or through that dealer or broker.

     Worldwide has advised the selling stockholders that during any time as it may be engaged in a distribution of the shares included in this prospectus, they are required to comply with Regulation M under the Securities Exchange Act of 1934. In general, Regulation M precludes the selling shareholders, any affiliated purchasers and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security that is the subject of the distribution until the entire distribution is complete. A "distribution" is defined in the rules as an offering of securities that is distinguished from ordinary trading activities and depends on the "magnitude of the offering and the presence of special selling efforts and selling methods." Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.

     Worldwide anticipates that the selling stockholders will offer all of their shares for sale. Further, because it is possible that a significant number of shares could be sold at the same time hereunder, any sales, or the possibility thereof, may depress the market price of the common stock.

                                  LEGAL MATTERS

         Some legal matters in connection with the securities being offered in this prospectus will be passed upon for Worldwide by Parker Duryee Rosoff & Haft, New York, New York 10017. Herbert F. Kozlov, a member of that law firm, is the secretary and a director of Worldwide.

                                     EXPERTS

     The consolidated financial statements of Worldwide and its subsidiaries included in Worldwide's annual report on Form 10-KSB for the year ended December 31, 1999 incorporated in this prospectus by reference have been audited by Friedman Alpren & Green. These statements are incorporated in this prospectus by reference in reliance upon the report of that firm given upon the authority of members of that firm as experts in accounting and auditing.

           WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION ABOUT WORLDWIDE

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). You may read and copy any of the information on file with the SEC at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Copies of the filed documents can be obtained by mail from the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, N.W. Washington, D.C. 20549 at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Filed documents are also available to the public at the SEC's Web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until all of the shares offered are sold:

     (a)    Our Current Report on 8-K, filed on June 29, 2000.

     (b) Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999; and

     (c)    Our Quarterly Report on Form 10-QSB, filed on May 15, 2000.

     Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     You can request, and we will send to you, without charge, copies of documents that are incorporated by reference in this prospectus but which are not delivered to you (other than exhibits to documents which are not specifically incorporated by reference). You may request these copies by writing or telephoning Robert M. Gutkowski, Chief Executive Officer, Worldwide Entertainment & Sports Corp., 276 Fifth Avenue, New York, New York 10001; telephone number (212) 689-7447.

     You should rely on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth Worldwide's estimates of the expenses to be incurred by it in connection with the Common Stock being offered hereby:

     SEC Registration Fee................................  $1,072.61

     Legal fees and expenses.............................  $5,000.00*

                                                   TOTAL:  $6,072.61
    --------------
    * Denotes estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The following states the general effect of all statutes, charter provisions, by-laws, contracts or other arrangement under which any controlling person, director or officer of Worldwide is insured or indemnified in any manner against liability which he may incur in his capacity as such:

     Article SIXTH of the Certificate of Incorporation of Worldwide provides, in pertinent part:

     (5) The Corporation shall, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended, from time to time, indemnify all persons whom it may indemnify pursuant thereto.

     (6) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the directors duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     (7) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and provided, however, that, except as provided in paragraph (7) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the Corporation. The right to indemnification conferred in this Article SIXTH shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article SIXTH or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

     (8) If a claim under paragraph (6) of the Article SIXTH is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expenses of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard or conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

     (9) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article SIXTH shall not be exclusive or any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law; agreement, vote of stockholders or disinterested directors or otherwise.

     (10) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another Corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

Worldwide's amended and restated By-Laws provide, in pertinent part:

     ARTICLE IV. INDEMNIFICATION. Each director or officer who the Corporation is empowered to indemnity pursuant to the General Corporation Law (or any applicable law at the time in effect) shall be indemnified by the Corporation to the full extent permitted thereby. The foregoing right of indemnification shall not be deemed to be exclusive of any other such rights to which those directors and officers seeking indemnification from the Corporation may be entitled, including, but not limited to, any rights of indemnification to which they may be entitled pursuant to any agreement, insurance policy, other by-law or charter provision, vote of shareholders or directors, or otherwise. No repeal of amendment of this Article IV shall adversely affect any rights of any person pursuant to this Article IV that existed at the time of such repeal or amendment with respect to acts or omissions occurring prior to such repeal or amendment.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

       EXHIBIT
       NUMBER                 DESCRIPTION OF EXHIBIT
       ------                 ----------------------

         5.01     --   Opinion of Parker Duryee Rosoff & Haft
        23.01     --   Consent of Friedman Alpren & Green LLP
        23.03     --   Consent of Parker Duryee Rosoff & Haft (included in
                       Exhibit 5.01 hereof)


ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in ----------- the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               Provided, however, That paragraphs (a)1(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 29, 2000.



                             WORLDWIDE ENTERTAINMENT & SPORTS CORP.

                             By:  /s/ Robert M. Gutkowski
                                  ---------------------------------------
                                  Robert M. Gutkowski, Chief Executive Officer



     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Marc Roberts his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and the documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

Signature                            Title                        Date
---------                            -----                        ----

/s/ Robert M. Gutkowski        Chief Executive Officer,        June 29, 2000
--------------------------     President and Director
Robert M. Gutkowski


/s/ Allan Cohen                Director                        June 29, 2000
--------------------------
Allan Cohen


/s/ Herbert F. Kozlov          Director and Secretary          June 29, 2000
--------------------------
Herbert F. Kozlov


/s/ Harvey Silverman           Director                        June 29, 2000
--------------------------
Harvey Silverman


/s/ John D'Angelo              Director                        June 29, 2000
--------------------------
John D'Angelo


/s/ Charles A. Koppelman       Chairman and Director           June 29, 2000
--------------------------
Charles A. Koppelman


/s/ Jordan Schlachter          Director                        June 29, 2000
--------------------------
Jordan Schlachter